Free Writing Prospectus

(to the prospectus dated July 29, 2026 and

Preliminary Prospectus Supplement dated

August 11, 2026)

Filed Pursuant to Rule 433
Registration Nos. 333-297789 and 333-297789-02
August 12, 2026

PRICING TERM SHEET

Haleon US Capital LLC

$600,000,000 4.625% Senior Fixed Rate Notes due 2029

$600,000,000 4.875% Senior Fixed Rate Notes due 2031

$800,000,000 5.375% Senior Fixed Rate Notes due 2036

Fully and unconditionally guaranteed by

Haleon plc

Issuer:	Haleon US Capital LLC

Guarantor:	Haleon plc

Expected Ratings*:	A3 (Moody’s) / BBB+ (S&P)

Securities:	4.625% Senior Fixed Rate Notes due 2029 (the “2029 Notes”)
4.875% Senior Fixed Rate Notes due 2031 (the “2031 Notes”)
5.375% Senior Fixed Rate Notes due 2036 (the “2036 Notes” and,
together with the 2029 Notes, and the 2031 Notes, the “Notes”)

Trade Date:	August 12, 2026

Expected Settlement Date**:	August 21, 2026 (T+7)

Maturity Dates:	2029 Notes: August 21, 2029
2031 Notes: August 21, 2031
2036 Notes: August 21, 2036

Aggregate Principal Amounts:	2029 Notes: $600,000,000
2031 Notes: $600,000,000
2036 Notes: $800,000,000

Coupons:	2029 Notes: 4.625%
2031 Notes: 4.875%
2036 Notes: 5.375%

Interest Payment Dates:	2029 Notes: February 21 and August 21 of each year
2031 Notes: February 21 and August 21 of each year
2036 Notes: February 21 and August 21 of each year

Prices to Public:	2029 Notes: 99.676%
2031 Notes: 99.571%
2036 Notes: 99.169%

Benchmark Treasury:	2029 Notes: 4.125% UST due July 15, 2029
2031 Notes: 4.375% UST due July 31, 2031
2036 Notes: 4.375% UST due May 15, 2036

Benchmark Treasury Prices & Yields:	2029 Notes: 99-20 / 4.262%
2031 Notes: 100¼ / 4.373%
2036 Notes: 97-19 / 4.684%

Spread to Benchmark Treasury:	2029 Notes: T+48 basis points
2031 Notes: T+60 basis points
2036 Notes: T+80 basis points

Yield to Maturity:	2029 Notes: 4.742%
2031 Notes: 4.973%
2036 Notes: 5.484%

Optional Redemption:	2029 Notes: T+10 basis points at any time prior to July 21, 2029; par call on or after July 21, 2029

2031 Notes: T+10 basis points at any time prior to July 21, 2031; par call on or after July 21, 2031

2036 Notes: T+15 basis points at any time prior to May 21, 2036; par call on or after May 21, 2036

For further information, see “Description of Notes – Optional Redemption” in the Preliminary Prospectus Supplement dated August 11, 2026 (the “Preliminary Prospectus Supplement”).

Gross Proceeds to Issuer:	2029 Notes: $598,056,000
2031 Notes: $597,426,000
2036 Notes: $793,352,000

Underwriting Discounts:	2029 Notes: 0.250%
2031 Notes: 0.350%
2036 Notes: 0.450%

Net Proceeds to Issuer:	2029 Notes: $596,556,000
2031 Notes: $595,326,000
2036 Notes: $789,752,000

CUSIP/ISIN:	2029 Notes: 40555X AA0 / US40555XAA00
2031 Notes: 40555X AB8 / US40555XAB82
2036 Notes: 40555X AC6 / US40555XAC65

Day Count Convention:	30/360

Denominations:	Minimum of $1,000 principal amount and integral multiples of $1,000

Business Day:	New York and London

Expected Listing:	NYSE

Ranking:	The ranking of the Notes is described under “Description of Notes—Ranking” in the Preliminary Prospectus Supplement.

Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC Mizuho Securities USA LLC

Joint Book-Runners:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC RBC Capital Markets, LLC

Co-Managers:	BBVA Securities Inc. BNP Paribas Securities Corp. HSBC Securities (USA) Inc. ING Financial Markets LLC Lloyds Securities Inc. Santander US Capital Markets LLC Standard Chartered Bank

Prohibition of Sales to EEA Retail Investors:	Applicable.

Prohibition of Sales to UK Retail Investors:	Applicable.

Singapore Sales to Institutional Investors and Accredited Investors only:	Applicable.

Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels).

No disclosure document required by the FCA Product Disclosure Sourcebook has been prepared as the Securities are not available to retail investors in the UK.

No PRIIPs key information document (KID) pursuant to Regulation (EU) 1286/2014 has been prepared as the Securities are not available to retail investors in the EEA.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes before the business day prior to the settlement date will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

The issuer and the guarantor have filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, BofA Securities, Inc. toll-free at 1-800-294-1322, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 and Mizuho Securities USA LLC toll-free at 1-866-271-7403.

To the extent any underwriter that is not a U.S. registered broker-dealer intends to effect any offers or sales of any Securities in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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